EX. 99.770 - Transactions effected pursuant to Rule 10f-3

1. Name of Underwriter From Who Purchased:

Deutsche Bank


2. Names of Underwriting syndicate members:

Deutsche Bank AG London
Goldman Sachs International
Morgan Stanley Dean Witter
Credit Suisse First Boston Ltd.
JP Morgan Securities
Lehman Brothers International (Europe)
Merrill Lynch & Co.
Salomon Smith Barney


3. Name of Issuer:

Deutsche Telekom International Finance


4. Title of Security:

Deutsche Telekom International Finance B.V.


5. Date of First Offering:

6/28/00


6. Dollar Amount Purchased:

$304,469


7. Number of Shares Purchased:

305,000 Shares


8. Price Per Unit:

$99.826

9. Resolution Approved by the Board of Trustees: